Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-4 (Nos. 333-80621 and 333-76956) and on Forms S-8 (Nos. 333-32320, 333-38321 and 333-20523) of Vail Resorts, Inc. of our report dated November 11, 2003 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

November 11, 2003